Exhibit 8.1
Skadden, Arps, Slate, Meagher & Flom llp

333 WEST WACKER DRIVE	FIRM/AFFILIATE
CHICAGO, ILLINOIS 60606-1285	OFFICES
TEL: (312) 407-0700	BOSTON
FAX: (312) 407-0411	HOUSTON
www.skadden.com	LOS ANGELES
NEW YORK
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON
BEIJING
BRUSSELS
FRANKFURT
December 8, 2008	HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SHANGHAI
SINGAPORE
SYDNEY
TOKYO
TORONTO
VIENNA
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Re:      Certain United States Federal Income Tax Matters
Ladies and Gentlemen:
     You have requested our opinion concerning certain United States Federal income tax considerations in connection with the filing of a shelf registration statement on Form S-3, dated December 8, 2008, (together with the prospectus filed therewith, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on December 8, 2008, by UDR, Inc., a Maryland corporation (“UDR”). We have acted as tax counsel to UDR in connection with, and have participated in the preparation of, the Registration Statement.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of UDR (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operations of UDR and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). These representations and covenants relate, in some cases, to transactions and investments for which we did not act as the Company’s primary counsel. For purposes of our opinion, we have not independently verified all of the statements, representations and covenants set forth in the Officers’ Certificate, the Registration Statement, or in any other document. We have, consequently, assumed and relied on your representation that the statements, representations and covenants contained in the Officers’ Certificate, the Registration

UDR, Inc.
December 8, 2008

Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent, or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. We are not aware of any facts inconsistent with such statements, representations and covenants. We have, at the Company’s request, also assumed for purposes of our opinion that any legal opinion received by the Company on or before January 24, 2006, to the effect that the Company was taxable as a REIT, is correct. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officers’ Certificate, including the correctness of any such prior legal opinion, may affect our conclusions set forth herein.
     In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
     Our opinion is also based on the correctness of the following assumptions: (i) UDR and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.
     In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

UDR, Inc.
December 8, 2008

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States. We express no opinion on any issue relating to UDR or any investment therein, other than as expressly stated herein.
     Based on and subject to the foregoing, we are of the opinion that, commencing with UDR’s taxable year that ended on December 31, 2006, UDR has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation through the date of this letter has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code thereafter. As noted in the Registration Statement, UDR’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, distribution levels and diversity of stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of UDR’s operation for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.
     This opinion has been prepared for you in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Form S-3, filed with the Commission on December 8, 2008 and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption “Federal Income Tax Considerations” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP